                                                                    EXHIBIT 10.8

                                                    Option and License Agreement

                          OPTION AND LICENSE AGREEMENT

      THIS OPTION AND LICENSE AGREEMENT (the "Agreement") is entered into as of 15th day of April, 2003 (the "Effective Date"), by and between Chemokine Therapeutics Corp., a Delaware corporation, having a place of business at 19000 MacArthur Blvd., Suite 500, Irvine, CA 92612 (hereinafter "Licensor"), and Pharmaceutical Product Development, Inc., a North Carolina corporation, having a place of business at 3151 South 17th Street, Wilmington, North Carolina 28412 (hereinafter "Licensee").

      WHEREAS, Licensor has rights by ownership or license in Patent Rights and Know-How (as hereinafter defined) and in the inventions described and claimed therein; and

      WHEREAS, Licensee wishes to secure an exclusive option to license the Patent Rights and Know-How from Licensor in order to practice the inventions claimed therein and to make, use, offer for sale, and sell in the commercial market Licensed Products (as hereinafter defined) made in accordance therewith; and

      WHEREAS, Licensor is willing to grant such an option to Licensee under the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein, and good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

                             ARTICLE I - DEFINITIONS

      In addition to terms defined in other provisions of this Agreement, which terms shall have the meanings given to them in such provisions, the following terms shall have the meaning given to them in this Article I:

      1.01 "AFFILIATE" of a party hereto shall mean any entity that controls, is controlled by or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity. Any reference in this Agreement to a party or to Licensor or Licensee shall include the Affiliates of that party (unless the context requires otherwise).

      1.02 "COMBINATION PRODUCT" means any product in any dosage form that contains, in addition to a Licensed Product, one or more other active ingredients having significant prophylactic or therapeutic activity.

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                                                    Option and License Agreement

      1.03 "CONFIDENTIAL INFORMATION" means any and all information disclosed, directly or indirectly, by the parties to each other, whether in writing or orally, (a) prior to the Effective Date; or (b) during the term of this Agreement, pursuant to the terms of Article IX hereof, that is identified as confidential information at the time of disclosure.

      1.04 "CONTROLLED" means, with respect to any compound, material, information or intellectual property right, that the applicable party owns or has a license to such compound, material, information or intellectual property right and has the ability to grant to the other party access, a license or a sublicense (as applicable under this Agreement) to such compound, material, information or intellectual property right as provided for herein.

      1.05 "CT COMPOUNDS" means those compounds listed in SCHEDULE 1.05.

      1.06 "CT INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 7.01(a).

      1.07 "CT KNOW-HOW" means any Know-How Controlled by Licensor, including but not limited to Manufacturing Know-How.

      1.08 "CT PATENTS" means all Patents that are Controlled by Licensor during the term of this Agreement and that claim CT Compounds or Licensed Products or the development, manufacture, intermediates made during the manufacture thereof, purification, use or formulation thereof, except for the Btd Patent. CT Patents include without limitation the Patents listed in SCHEDULE 1.08.

      1.09 "CTM PRODUCT" means Compounds together with any formulation ingredients in a finished pharmaceutical dosage form suitable for administration and dosing to humans in clinical trials, but not in suitable form for commercial sale (for example, without limitation, not in packaged form such as blister packs or other containers and not including external packaging and package inserts).

      1.10 "ENFORCEABLE CLAIM" means a claim included in an issued and unexpired Patent that has not been: (i) abandoned or disclaimed; or (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

      1.11 "FDA" means the Federal Food and Drug Administration.

      1.12 "FIELD" means the treatment of humans for use in all therapeutic indications.

      1.13 "FIRST COMMERCIAL SALE" means the first transaction following regulatory approval in which Licensee, its Affiliate or sublicensee transfers physical possession and title to a Licensed Product to a Third Party in exchange for value and after which transfer the seller has no right or

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                                                    Option and License Agreement

power to determine the Third Party's resale price. Transfer for research, development or testing purposes shall not constitute the First Commercial Sale.

      1.14 "IND" means an investigational new drug application.

      1.15 "KNOW-HOW" means any unpatented or unpatentable inventions, information, data, drawings, plans, specifications and designs relating to CT Compounds, CTM Products or Licensed Products including, in particular, any marketing information, pre-clinical, clinical, toxicology, analytical, regulatory, ADME information and/or data.

      1.16 "LICENSED PRODUCTS" means a product that is suitable for commercial sale and contains or comprises CT Compounds.

      1.17 "MANUFACTURING KNOW-HOW" means any Know-How that relates to the manufacture of CT Compounds, CTM Products or Licensed Products, including processes and analytical methods therefor.

      1.18 "NDA" shall mean a New Drug Application filed with the United States Food and Drug Administration in conformance with applicable laws and regulations.

      1.19 "NET SALES" means the total amount actually received by Licensee in United States dollars (or converted thereto in accordance with the Agreement) based on receipts on sales of the Licensed Products by Licensee, its Affiliates, sublicensees and/or Affiliates of sublicensees in the Territory to Third Parties, less the following deductions (i) trade, cash and quantity discounts actually taken on such Licensed Products; (ii) taxes on sales (such as sales or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced; (iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; and (iv) reserves for amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates or commissions, made in accordance with generally accepted accounting principles and Licensee's accounting policies. Sales between Licensee and its Affiliates and sublicensees shall not be treated as Net Sales hereunder.

      1.20 "PATENT" means (i) unexpired letters patent (including inventor's certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

      1.21 "PATENT RIGHTS" means all Patents Controlled by Licensor including CT Patents and CT Intellectual Property Patents.

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                                                    Option and License Agreement

      1.22 "PHASE I STUDY" means a dose-ranging and drug tolerance study in human volunteers, and subject to an IND filing and authorization by the FDA, including, but not limited to, the Phase I clinical studies set forth in Section 4(e) of the Agreement re: Exercise of Stock Warrant, executed by the Parties hereof, dated April 15, 2003.

      1.23 "PHASE III CLINICAL STUDY" means a trial involving administration of a CT Compound to sufficient numbers of human patients with the goal of establishing that the CT Compound is safe and efficacious for its intended use, to define warnings, precautions and adverse reactions that are associated with the drug or label expansion of such CT Compound, and to be considered as a pivotal study for submission of a NDA.

      1.24 "PRODUCT-RELATED IMPROVEMENT" means any invention, patentable or not, information or data which (a) is related to a CT Compound, but is not the composition of matter of a CT Compound, or methods of synthesis or manufacturing thereof, and (b) is either (i) made, identified, conceived, reduced to practice or generated at any time solely or jointly by Licensee's employees or agents or
(ii) made, identified, conceived, reduced to practice or generated solely or jointly by Licensee's or Licensor's employees or agents during the term of this Agreement. Product-Related Improvements include but are not limited to new formulations, new uses and dosage forms of CT Compounds.

      1.25 "TERRITORY" shall mean the all countries of the world.

      1.26 "THIRD PARTY" means any person or entity other than Licensor or Licensee or an Affiliate of Licensor or Licensee.

      1.27 "UBC PATENTS" means those Patents listed in SCHEDULE 1.27.

                       ARTICLE II - OPTION TO LICENSE AND
                       DEVELOPMENT OBLIGATIONS OF LICENSOR

      2.01 LICENSE OPTION. Subject to and upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive option for the license and sublicense rights to the, the CT Patents, the UBC Patents and the CT Know-How in the Field, all as set forth in Article I and Articles III through XII of this Agreement (the "Option").

      2.02 NOTICE OF COMPLETION; TERM OF OPTION. Upon completion of a Phase I Study with respect to a CT Compound ("Completed Compound"), Licensor shall promptly notify Licensee in writing of such completion and summarize in detail the results of all pre-clinical studies and of the Phase I Study (the "Completion Notice"). The term of the Option with respect to each Completed Compound shall commence on the Effective Date and shall continue for a period of ninety (90) days following Licensee's receipt of the Completion Notice for such Completed Compound (the "Option Period"). In the event Licensee does not exercise the Option with respect to a Completed Compound

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                                                    Option and License Agreement

(a "Rejected Compound"), the Option shall continue to remain in full force and effect for any other CT Compounds (other than Rejected Compound(s)).

      2.03 EXERCISE OF OPTION. Licensee may exercise the Option during the Option Period by delivering written notice to Licensor of Licensee's exercise of the Option on or before the expiration of the sixty (60) day period following Licensee's receipt of a Completion Notice for any Completed Compound. The date on which such notice is given in accordance with Section 12.07 shall be the "Option Exercise Date" for purposes of this Agreement.

      2.04 LICENSE TERMS. Upon the exercise by Licensee of the Option, the provisions set forth in Article I and Articles III - XII of this Agreement shall constitute the terms and conditions of the license and sublicense rights granted by Licensor to Licensee with respect to the UBC Patents, the CT Patents and the CT Know-How in the Field related to all CT Compounds.

                     ARTICLE III - LICENSES AND EXCLUSIVITY

3.01 LICENSE GRANTS. Effective immediately upon the Option Exercise Date, Licensor hereby grants to Licensee the following exclusive licenses and sublicenses to the UBC Patents, the CT Patents, the CT Know-How and the CT Intellectual Property Patents in the Field:

      (a) SUBLICENSE TO UBC PATENTS. An exclusive, royalty bearing sublicense (with the right to further sublicense as provided in Section 3.02) under the UBC Patents to develop, use, offer for sale and sell CT Compounds or Licensed Products in the Territory in the Field; and

      (b) LICENSE TO CT PATENTS. An exclusive, royalty bearing license (with the right to further sublicense as provided in Section 3.02) under the CT Patents to develop, use, offer for sale and sell CT Compounds or Licensed Products in the Territory in the Field; and

      (c) LICENSE TO CT KNOW-HOW. A non-exclusive license (with the right to further sublicense as provided in Section 3.02) under CT Know-How to make, have made and import CT Compounds or Licensed Products in the Territory in the Field; and

      (d) LICENSE TO CT INTELLECTUAL PROPERTY PATENTS. An exclusive license (with the right to further sublicense as provided in Section 3.02) under CT Intellectual Property Patents (as defined below in Section 7.01(a)) to make, have made and import CT Compounds or Licensed Products in the Territory in the Field.

3.02 RIGHT TO SUBLICENSE. With respect to the licenses and sublicenses granted to Licensee in Section 3.01 above, each such license and sublicense shall include without limitation the right of Licensee to sublicense to any party, including without limitation an Affiliate, so long as such sublicense is consistent with the terms of this Agreement.

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                                                    Option and License Agreement

3.03 EXCLUSIVITY. Beginning on the Option Exercise Date and continuing during the term of this Agreement, Licensee shall have the exclusive right to make, use, offer for sale or sell CT Compounds or Licensed Products, and Licensor and any of its Affiliates will not directly, indirectly or through one or more intermediaries conduct any development or commercialization activities (or grant any rights to Third Parties to do so) with respect to the CT Compounds or any product containing or comprising a CT Compound.

3.04 NO DUTY TO DEVELOP. Licensee shall not have any duty or obligation to develop or otherwise devote resources to the development of any CT Compounds during the term of this Agreement. In the event Licensee in its sole and absolute discretion elects to pursue the development of a CT Compound and subsequently discontinues the development of that CT Compound (the "Discontinued Compound"), Licensee shall notify Licensor thereof in writing. Within 120 days of Licensor's receipt of such notification from Licensee, if Licensor desires to re-acquire the rights to the Discontinued Compound, Licensor shall so notify Licensee thereof in writing, setting forth the terms and conditions upon which it is desires to re-acquire such rights, and Licensor and Licensee shall thereafter negotiate such terms and conditions in good faith.

                        ARTICLE IV - DEVELOPMENT TRANSFER

4.01 TRANSFER OF MATERIAL. Licensor shall in good faith and at no charge to Licensee promptly following the Option Exercise Date, but in any event within ten (10) days of the Option Exercise Date, transfer to Licensee all CT Compounds and CTM Product in its possession as of the Option Exercise Date of this Agreement. Such transfer of material shall be accompanied by applicable quality and regulatory information necessary to permit use of such materials in clinical testing.

4.02 TRANSFER OF KNOW-HOW. Within thirty (30) days of the Option Exercise Date, Licensor shall in good faith supply Licensee with copies of the CT Know-How pertinent to the development of the CT Compounds in the Field, and shall transfer to Licensee the legal title to any IND on the CT Compounds presently on file in Licensor's name with the FDA and any comparable filings in other countries of the Territory. Licensor shall also facilitate transfer of CT Compound manufacturing-related information (including any associated quality and analytical information) to Licensee from those Third Parties from which Licensor has received quotations for manufacturing CT Compound that Licensor is not under any obligation to keep confidential. Licensor will provide Licensee with all relevant information available and known to Licensor concerning the safety, handling, use, disposal and environmental effects of the CT Compounds or as may be useful to Licensee to develop the CT Compounds, including but not limited to any communications with regulatory agencies.

4.03 ADVERSE EVENT REPORTING. Licensor will report all serious adverse events of which it becomes aware to Licensee as soon as possible, but within 48 hours in any event.

4.04 DEVELOPMENT COSTS. Upon exercise of the Option, Licensee shall pay all costs associated with the development and commercialization of Licensed Product.

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                                                    Option and License Agreement

                         ARTICLE V - FEES AND ROYALTIES

5.01 LICENSE FEE. In the event Licensee exercises the Option in accordance with the terms and conditions of this Agreement, Licensee shall, within thirty (30) days of the Option Exercise Date, pay to Licensor a one-time license fee in the amount of one million five hundred thousand dollars ($1,500,000) (the "License Fee").

5.02 MILESTONE PAYMENTS. In the event Licensee exercises the Option, in addition to the License Fee, Licensee shall pay Licensor the following additional amounts (individually a "Milestone Payment" and collectively the "Milestone Payments"):

      (a) INITIATION OF PHASE III CLINICAL STUDY. Licensee will notify Licensor in writing upon Licensee's initiation of the Phase III clinical study in the Field involving the CT Compound within sixty (60) days of such completion. For purposes of this Agreement, initiation of the Phase III clinical study shall mean dosing of the first patient in the Phase III study. Within thirty (30) days of such notification, Licensee will pay Licensor a one-time milestone payment in an amount equal to two million dollars ($2,000,000) with respect to such CT Compound.

      (b) ACCEPTANCE OF NDA FILING. Licensee will notify Licensor in writing of written acceptance of a NDA filing with the FDA for the Licensed Product within sixty (60) days of Licensee's receipt of written acceptance by the FDA. Within thirty (30) days of such notification, Licensee will pay to Licensor a one-time milestone payment in an amount equal to four million dollars ($4,000,000) with respect to such the Licensed Product.

      (c) APPROVAL OF NDA. Licensee will notify Licensor in writing of written approval of a NDA by the FDA for the Licensed Product within sixty (60) days of Licensee's receipt of written acceptance by the FDA. Within thirty (30) days of such notification, Licensee will pay to Licensor a one-time milestone payment in an amount equal to seven million five hundred thousand dollars ($7,500,000) with respect to the Licensed Product.

5.03 ROYALTIES. In addition to the License Fee and the Milestone Payments to be paid by Licensee to Licensor as provided in Sections 5.01 and 5.02, subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor a royalty on Net Sales of a Licensed Product ("Royalty" or "Royalties") in accordance with the provisions set forth in this Section 5.03 and Sections 5.04 through 5.09:

      (a) PATENTED PRODUCTS. If a Licensed Product is sold in a country where such Licensed Product is covered by an Enforceable Claim of the Patent Rights, then one hundred percent (100%) of the Net Sales of such Product in such country shall be used to determine the Royalty under subsection (c).

      (b) UNPATENTED PRODUCTS. If a Licensed Product is sold in a country where such

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Licensed Product is not covered by an Enforceable Claim of the Patent Rights, then fifty percent (50%) of the Net Sales of such product in such country shall be used to determine the Royalty under subsection (c).

      (c) NET SALES ROYALTY SCHEDULE. In any calendar year, Licensee shall pay Licensor a Royalty in an amount equal to eight percent (8%) of Net Sales on Net Sales that are less than or equal to four hundred million dollars ($400,000,000) and an amount equal to ten percent (10%) on Net Sales greater than four hundred million dollars ($400,000,000) of Net Sales up to one billion dollars ($1,000,000,000) for the applicable calendar year. Licensee shall pay Licensor a Royalty in an amount equal to twelve percent (12%) on Net Sales in excess of to one billion dollars ($1,000,000,000) for the applicable calendar year.

      (d) SUBLICENSE ROYALTY. In the event that Licensee sublicenses a CT Compound or a Licensed Product pursuant to Section 3.02 hereof, then Licensee shall pay a Royalty in an amount equal to ten percent (10%) of all sublicense fees and Royalties paid to PPD by the sublicensee.

5.04 ROYALTY PERIOD. Licensee's obligation to pay Royalties to Licensor under
Section 5.03 shall begin in each country upon the date of the First Commercial Sale in such country of such Licensee's Licensed Product.

5.05 PAYMENTS TO THIRD PARTIES. The parties recognize that Licensee may need to obtain additional licenses from a Third Party to use such Third Party's technology ("Third Party Technology") to be able to practice under the licenses and sublicenses granted under Section 3.01 hereof. If Licensee's total combined royalty percentage for the rights granted hereunder and for rights in Third Party Technology equals or exceeds five percent (5%), then the royalty rates set forth in Section 5.03(c) shall be reduced by the royalty percentage required to be paid by Licensee to the Third Party for the Third Party Technology; provided, however, that the reduced royalty rates shall not be less than one-half of the royalty rates set forth in Section 5.03.

5.06 FREQUENCY; METHOD OF CALCULATION. Royalties on Licensed Products shall be calculated and paid on a calendar quarter, country by country basis, on Net Sales of Licensed Products in each country in which Licensed Products were sold during each such calendar quarter. Licensee shall provide Licensor with a statement of Royalties owed by Licensee to Licensor for each applicable country within forty-five (45) days after the end of each calendar quarter other than the last quarter in any calendar year, and the Royalties shall be paid on the date such statement is due. At the end of each calendar year, Royalties for such calender year shall be calculated and paid on the aggregate Net Sales of Licensed Products for such calender year. Within sixty (60) days after the end of each calendar year, Licensee shall provide Licensor with a statement showing the total amount of Royalties due for the prior calendar year for each Licensed Product sold in each country, the method by which such Royalties for such year were calculated, including a breakdown of gross sales and Net Sales for each Licensed Product sold, including any exchange rates used, if applicable, and the amount of Royalties previously paid by Licensee to Licensor for such calendar year. If there are no sales of Licensed Product in a country in a given year, then no statement with respect to such country

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                                                    Option and License Agreement

shall be provided. Licensee shall submit any additional Royalties due to Licensor with such statement.

5.07 SALES UPON INVOICING. A sale of Licensed Product shall be deemed to have occurred upon receipt of payment for a Licensed Product by a Third Party. Regardless of the number of Patents or other components of Know-How that cover a Licensed Product, only the Royalty shall be payable upon the sale of a Licensed Product.

5.08 OTHER CONSIDERATION. In the case of a sale or other disposal of Licensee's Licensed Product for value other than in an arm's-length transaction exclusively for money, such as barter or counter-trade, the amount of such sale shall be calculated using the fair market value of such Licensed Product (if higher than the stated sales price) in the country of disposition.

5.09 COMBINATION PRODUCTS. Licensee shall pay Licensor a royalty on Net Sales of any Combination Product on the same basis upon which Licensee pays Royalties on Licensed Products; provided, however, that the royalty rate payable with respect to any Combination Product shall equal the Royalty rates set forth in Section
5.03 times a fraction, the numerator of which shall be Licensee's, its Affiliates' or sublicensees' published sale price in such country for equivalent dosages of the Compound contained in the Combination Product and the denominator of which shall equal the sum of Licensee's, its Affiliates' or sublicensees' published sales prices in the applicable country for equivalent dosages of all active ingredients contained in such Combination Product. If the numerator and denominator cannot be determined in the manner set forth above, then the parties shall enter into good faith negotiations regarding the determination of such fraction.

             ARTICLE VI - ROYALTY RECORDS, VERIFICATION AND PAYMENT

6.01 BOOKS AND RECORDS. Licensee shall keep and shall require any Affiliates and sublicensees selling Licensed Products to keep proper records and books of account, in accordance with generally accepted accounting practices, showing the Net Sales of Licensed Products in each country upon which the royalty payments of Licensee are based, and all other information necessary for the accurate determination of Royalties to be made hereunder.

6.02 AUDIT. On reasonable written notice, Licensor, at its own expense, shall have the right, no more than once a year, to have an independent certified public accountant inspect and audit the books and records of Licensee, including any Net Sales reports received from its Affiliates and its sublicensees, during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of Royalty payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than three years following the expiration of such period. The expense of any such audit shall be borne by Licensor; provided, however, that, if the audit with respect to a particular calendar year discloses an error in excess of three percent (3%) or fifty thousand dollars ($50,000), whichever is greater, in favor of the Licensor, then Licensee shall pay, in addition to the amount of any underpayment, the reasonable cost of the audit. Licensee shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness

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of payments due hereunder.

6.03 FOREIGN PAYMENTS. Royalties based on Net Sales outside of the U.S. shall be payable in the United States in dollars. Dollar amounts shall be calculated in the foreign currency for the country in which Net Sales are recorded and will be translated into dollars as published by the Wall Street Journal on the last business day of the quarter for which such payments are due. Payments in dollars shall be paid by wire transfer to Licensor.

                       ARTICLE VII - INTELLECTUAL PROPERTY

7.01 OWNERSHIP OF COMPOUNDS AND PRODUCT-RELATED IMPROVEMENTS.

      (a) COMPOUND RIGHTS. Licensor shall own all right, title and interest in and to all intellectual property rights covering the composition of matter of CT Compounds made by Licensor alone, or jointly by Licensor and Licensee in the course of further development of Licensed Product during the term of this Agreement ("CT Intellectual Property").

      (b) PRODUCT-RELATED IMPROVEMENTS. Licensee shall own all right, title and interest in and to all Product-Related Improvements and all Patents claiming Product-Related Improvements ("Product-Related Improvement Patents").

7.02 PATENT PROSECUTION.

      (a) Licensor shall have the right to control the preparation, filing, prosecution, and maintenance of CT Patents, and be responsible for all costs associated with such Patents. Licensor shall provide Licensee with drafts of all proposed Compound patent filings (including, without limitation, patent applications, amendments and responses to official actions) at least 30 days before filing and shall take into account any comments provided by Licensee to Licensor within 30 days after Licensee's receipt of the applicable draft. If Licensor decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis for any CT Patents, Licensor shall give Licensee reasonable notice of same and after receipt of such notice, Licensee may, at its expense, file or maintain such applications or patents at its own expense, and Licensor shall assign such patents and patent applications to Licensee that Licensee elects to file or maintain.

      (b) Licensee shall have the right to control the preparation, filing, prosecution, maintenance and defense thereof and be responsible for all costs associated with CT Intellectual Property patents ("CT Intellectual Property Patents") and Product-Related Improvement Patents. Licensor shall provide Licensee and any person designated by Licensee, any reasonable assistance required to perfect the rights defined in Sections 7.01(a)(ii) and 7.01(b). Subject to the last sentence in this Section 7.02(b), if Licensee decides not to file or maintain any applications or patents on a country-by-country basis or patent family basis for any CT Intellectual Property Patent or Product-Related Improvement Patent, Licensee shall give Licensor reasonable notice of same and after receipt of such notice, Licensor may, at its expense, file or maintain such applications or patents at

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its own expense, and Licensee shall assign such patents and patent applications to Licensor that Licensor elects to file or maintain. The previous sentence shall not apply to any decision of Licensee that is based on its determination, in its sole discretion, that the value of a particular CT Intellectual Property or Product-Related Improvement will most likely be maximized by a form of intellectual property protection other than patent protection, or that a particular filing would detract from the overall value of the patent estate.

      (c) In the event that Licensor desires Licensee to pay preparation, filing, prosecution, and maintenance of CT Patents and/or CT Intellectual Property Patents, then Licensee shall acquire control of the preparation, filing, prosecution, and maintenance such patents and patent applications.

7.03 NOTIFICATION. Each party shall notify the other party of any CT Intellectual Property or Product-Related Improvement, as the case may be.

7.04 ASSIGNMENT. Licensor hereby irrevocably assigns to Licensee any rights it may obtain which are owned by Licensee pursuant to Section 7.01(b). Licensee shall have the right to obtain and to hold in it own name, patents or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Licensor shall provide Licensee and any person designated by Licensee any reasonable assistance required to perfect the rights defined in this Section 7.01(b).

7.05 TRADEMARKS. Licensee shall own all trademarks developed by Licensee used to identify a Licensed Product.

                     ARTICLE VIII - PATENT AND INFRINGEMENT

8.01 INFRINGEMENT OF PATENT RIGHTS. Licensor shall notify Licensee in writing promptly of any actual, potential or suspected infringement (collectively "alleged infringement") of Patent Rights of which Licensor becomes aware and shall promptly provide the Licensee with available evidence of such alleged infringement. Licensee may, at its own initiative and expense, bring and conduct legal action, and Licensee shall be entitled to any recoveries, damages or awards obtained in such action (through settlement, court order, or otherwise).

8.02 COOPERATION. Licensor shall cooperate with Licensee in litigation proceedings instituted hereunder, provided that Licensee shall reimburse Licensor for reasonable out-of-pocket expenses incurred by it in cooperating with Licensee, and provided further that in no event shall Licensee make any admission of guilt or liability on the part of Licensor without such party's prior written consent. Licensor shall have the right, at its sole cost and expense, to retain counsel of its own choice with respect to any litigation instituted by Licensee hereunder, and Licensee shall have no obligation to pay or reimburse Licensor therefor.

                      ARTICLE IX - CONFIDENTIAL INFORMATION

9.01 OBLIGATIONS. Each party will maintain Confidential Information confidential throughout the

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                                                    Option and License Agreement

term of this Agreement and for a period of seven (7) years after the termination of this Agreement. However, such obligation of confidentiality shall not apply to any information that:

      (a) is, as of the Effective Date, in the public domain or subsequently enters the public domain through no fault of the party receiving Confidential Information ("Receiving Party");

      (b) was known to the Receiving Party prior to disclosure by the party disclosing Confidential Information ("Disclosing Party") hereunder and was acquired without breach of any obligation to the Disclosing Party and can be documented by written records;

      (c) is disclosed to the Receiving Party by a Third Party lawfully in possession of same and having the right to disclose same;

      (d) is independently developed by Receiving Party as demonstrated by written evidence without reference to information disclosed by Disclosing Party; or

      (f) is required to be disclosed by a governmental authority provided reasonable notice of the impending disclosure is provided to the Disclosing Party, and the Disclosing Party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

9.02 LIMITATIONS ON PUBLICATIONS. The parties agree that no one party shall publish, release or disclose to any Third Party the results of any studies, whether conducted by its own employees or in conjunction with a Third Party, carried out pursuant to this Agreement or Confidential Information received from the other party that is relating to the Compounds, without the prior written approval of the other party. Each party agrees to provide the other party with a copy of any proposed abstracts, presentations, manuscripts, or any other disclosure which discloses clinical study results pursuant to this Agreement or Confidential Information received from the other party relating to the Compounds at least one hundred twenty (120) days prior to their intended submission for publication and agrees not to submit or present such disclosure until the party not seeking to disclose such information provides its prior written approval.

                             ARTICLE X - WARRANTIES

10.01 BY LICENSOR. Licensor represents and warrants to Licensee the following:

      (a) LICENSES - LICENSOR. Licensor represents and warrants that it is the owner or exclusive licensee of the Patent Rights and has the full right, power and authority to sublicense and grant the rights provided for in this Agreement. Licensor further represents and warrants that it: (i) has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Patent Rights; (ii) is not aware of any ground rendering any of Patent Rights invalid or unenforceable; (iii) has no knowledge of the existence of any patent or other intellectual property right owned or Controlled by a Third Party that dominates the Patent Rights or would materially preclude the Parties from developing and commercializing Licensed Products; (iv) has no knowledge

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                                                    Option and License Agreement

of the existence of any patent or other intellectual property right Controlled by Licensor, that would prevent Licensee from developing and commercializing Licensed Products, or otherwise exercising its rights pursuant to this Agreement, (v) has listed all CT Patents and UBC Patents necessary for Licensee to exercise its rights pursuant to this Agreement, and (vi) has received from the University of British Columbia all necessary documentation to assure Licensor's rights in improvements (as defined under U.S. Patent law) to UBC Patents.

      (b) COMPOUNDS. Licensor represents and warrants that it has disclosed to Licensee in writing all CT Compounds.

      (c) AUTHORITY. Licensor is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Licensor and constitutes the valid and binding obligation of Licensor, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Licensor, its officers and directors.

      (d) NO CONFLICT. The execution, delivery and performance of this Agreement by Licensor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; Licensor is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

10.02 BY LICENSEE. Licensee represents and warrants to Licensor the following:

      (a) NO CONFLICT. The execution, delivery and performance of this Agreement by Licensee does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; Licensee is not currently a party to, and during the term of this Agreement will not enter into, any agreements, oral or written, that are inconsistent with its obligations under this Agreement.

      (b) AUTHORITY. Licensee is validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by Licensee and constitutes the valid and binding obligation of Licensee, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Licensee, its officers and directors.

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                                                    Option and License Agreement

10.03 LIMITATIONS ON WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT LICENSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.04 EMPLOYEE AGREEMENTS. Each party warrants that it has entered into a proprietary information and inventions agreement with each of its employees prior to the time that any such employee shall receive Confidential Information from a Disclosing Party or begin work related to this Agreement. Such agreement shall minimally set forth employee obligations to assign inventions to the inventing party and to maintain confidentiality of Confidential Information consistent with the terms of this Agreement. Each party shall enter into a similar agreement with any Third Party retained by the party to perform services hereunder prior to the time that such Third Party receives any Confidential Information from a Disclosing Party or begins work related to this Agreement.

                        ARTICLE XI - TERM AND TERMINATION

11.01 TERM. Unless sooner terminated as provided herein, the licenses or sublicenses granted herein shall commence on the Option Exercise Date and shall continue in full force and effect until the end of the term of the last-to-expire of Licensor's Patent Rights licensed under this Agreement.

11.02 TERMINATION WITHOUT CAUSE BY LICENSEE. Licensee may terminate this Agreement at any time without cause, by giving written notice thereof to Licensor. Such termination shall be effective ninety (90) days after such notice and all Licensee's rights associated herewith shall cease as of the date of termination.

11.03 TERMINATION UPON MATERIAL BREACH. At any time after the Option Exercise Date, either party shall have the right to terminate this Agreement upon the material default of the other party. In the event of such material default by a party ("Defaulting Party"), the other party ("Non-Defaulting Party") shall give the Defaulting Party written notice of the default and its election to terminate this Agreement at the expiration of a cure period ninety (90) days from the date of the notice. If the Defaulting Party fails to resolve the default during the cure period by: (a) curing the default, (b) providing a written explanation satisfactory to the Non-Defaulting Party that a default has not occurred, or (c) entering into a written agreement with the Non-Defaulting Party for the cure or other resolution of the default, then the Non-Defaulting Party may terminate this Agreement by giving written notice to the Defaulting Party. The termination will be effective upon Defaulting Party's receipt of such terminating notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party. Termination pursuant to this section will not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by either party of a single default or a succession of defaults will not deprive such party of any right to terminate this Agreement arising by reason of any

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                                                    Option and License Agreement

subsequent default.

11.04 SALE OUTSIDE OF FIELD. The parties acknowledge and agree that, provided Licensee does not promote or pursue regulatory approval for the use of Compounds outside the Field, the sale of Compounds or Licensed Products to a Third Party who uses the same outside the Field shall not be a breach by Licensee of this Agreement.

11.05 TERMINATION FOR INSOLVENCY. If either Licensor or Licensee: (a) makes a general assignment for the benefit of creditors or becomes insolvent (for the purposes of this Agreement, "insolvent" shall mean the inability of a party to pay its debts as they become due in the ordinary course of business), (b) files an insolvency petition in bankruptcy, (c) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (d) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors, or (e) becomes a party to any proceeding or action of the type described above in (c) or (d) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

11.06 RESIDUAL OBLIGATION UPON TERMINATION. Termination of this Agreement for any reason whatsoever will not release or discharge either party from the performance of any obligation, the payment of any debt or responsibility for any liability which previously accrued and remains to be performed, paid or discharged, at the date of such termination. However, upon termination no further obligations under this Agreement shall be incurred by the parties. Moreover, termination of this Agreement shall not release either party of the obligations of confidentiality set forth in Article IX that survives. Sections 5.03, 5.04, 5.05, 11.03, 11.04, 11.05, 11.06, 11.07, 12.01, 12.05, 12.08, 12.13,
12.14, 12.15, and 12.16 and Articles I, VI and VII shall survive any expiration or termination of this Agreement.

11.07 ADDITIONAL REMEDIES. Termination of this Agreement under Section 11.03 shall not be exclusive or prejudicial to any other rights or remedies each party may have on account of such termination.

11.08 PRE-ARBITRATION EFFORTS. In the event of any controversy or claim arising from or relating to any provision of this Agreement, or any term or condition hereof, or the performance by a party of its obligations hereunder, or its constructive or its actual or alleged breach, the parties shall try to settle their differences amicably between themselves. If the representatives of the parties are unable to reach agreement on any such issue, the issue shall be submitted for consideration, in the case of Licensee, to its Chief Executive Officer, or its designee, and in the case of Licensor, to its Chief Executive Officer, or its designee. If such representatives are unable to agree within fourteen (14) days, then the issue shall be submitted for consideration to, in the case of Licensee, to the Chief Executive Officer, and, in the case of Licensor, to its Chief Executive Officer. If such representatives are unable to agree within fourteen (14) days, then any disputes remaining unresolved

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                                                    Option and License Agreement

between the parties, except as otherwise provided in this Agreement, shall be finally resolved by binding arbitration, as set forth below.

11.09 ARBITRATION.

      (a) ARBITRATION JURISDICTION. Any dispute or controversy arising out of or relating to this Agreement not able to be resolved between the parties as provided in Section 11.07 will be finally decided by arbitration in accordance with the then-current Arbitration Rules of the American Arbitration Association; provided, however, that the code of civil procedure of the state in which arbitration is being held shall apply to any such proceeding. Any such arbitration proceeding will be conducted in Wilmington, North Carolina. The Parties agree that any arbitration panel will include members knowledgeable as to evaluation of pharmaceutical technology.

      (b) ARBITRATION PROCEDURES. Whenever a party decides to institute arbitration proceedings, it shall give written notice to the other party. A single arbitrator mutually chosen by the parties shall conduct the arbitration. If the parties cannot agree upon a single arbitrator within fifteen (15) days after the institution of the arbitration proceeding, then the arbitration will be conducted by a panel of three arbitrators appointed in accordance with applicable AAA rules; provided, however, that each party shall within thirty
(30) days after the institution of the arbitration proceedings appoint one arbitrator, with the third arbitrator being chosen by the other two arbitrators. If only one party appoints an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the controversy. All arbitrator(s) eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days after completion of the final arbitration hearing. The arbitrator(s) shall have the authority to grant injunctive relief and specific performance, and to allocate between the parties the costs of arbitration in an equitable manner; provided, however, that each party shall bear its own costs, attorneys fees and witness fees. Notwithstanding the terms of this Section, a party shall also have the right to obtain, prior to the arbitrator(s) rendering the arbitration decision, provisional remedies, including injunctive relief or specific performance, from a court having jurisdiction thereof. The arbitrator(s) will, upon the request of either party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Decisions of the arbitrator(s) shall be final and binding on all of the parties. Judgment upon the award rendered may be entered in the highest court or forum, state or federal, having jurisdiction; provided, however, that the provisions of this Section will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration.

                           ARTICLE XII - MISCELLANEOUS

12.01 INDEMNIFICATION.

      (a) BY LICENSOR. Except to the extent an action described below involves gross negligence or intentional misconduct by Licensee, its officers, directors, employees and/or agents, Licensor shall indemnify, hold harmless and defend Licensee, its Affiliates and its authorized directors, officers, employees and/or agents against any and all claims, suits, losses, damage, costs,

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                                                    Option and License Agreement

fees (including reasonable attorney's fees) and expenses resulting from or arising out of the Licensor's activities under this Agreement, including, but not limited to, breach of Licensor's representations, warranties, covenants, agreements and obligations hereunder. Licensor's obligation to indemnify, hold harmless and defend shall include, but not be limited to, claims, demands, judgments or costs whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage.

      (b) BY LICENSEE. Except to the extent an action described below involves gross negligence or intentional misconduct by Licensor, their officers, directors, employees and/or agents, Licensee shall indemnify, hold harmless and defend Licensor, its Affiliates and its authorized directors, officers, employees and/or agents against any and all claims, suits, losses, damage, costs, fees (including reasonable attorney's fees) and expenses resulting from or arising out of Licensee's activities under this Agreement, including, but not limited to, breach of Licensee's representations, warranties, covenants, agreements and obligations hereunder. Licensee's obligation to indemnify, hold harmless and defend shall include, but not be limited to, claims, demands, judgments or costs whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage.

12.02 RIGHT TO FIRST NEGOTIATE FOR A NON-LICENSED CT COMPOUND.

      In the event Licensor desires to grant an exclusive license to develop, use, offer for sale or sell any compound that is owned or Controlled by CT and that is a compound other than a CT Compound ("Non-Licensed CT Compound") to any Third Party, Licensor shall notify Licensee thereof in writing (the "Non-Licensed CT Compound License Notice"). Licensee shall notify Licensor in writing within thirty (30) business days of receipt of the Non-Licensed CT Compound License Notice whether or not it desires to acquire an exclusive license of the Non-Licensed CT Compound identified in the Non-Licensed CT Compound License Notice. In the event Licensee fails to notify Licensor in writing within such 30-day period or notifies Licensor that it does not desire to obtain an exclusive license for such Non-Licensed CT Compound, then Licensor shall have the right for a period of two (2) months after receipt of such notice from Licensee to grant to any Third Party an exclusive license to develop, use, offer for sale or sell said Non-Licensed CT Compound on terms and conditions acceptable to Licensor in its sole discretion. If Licensor and a Third Party do not enter into a definitive agreement for an exclusive license of the Non-Licensed CT Compound within six months period, the restrictions set forth in this Section 12.02 shall again become effective.

      In the event Licensee notifies Licensor that it desires to enter into negotiations with Licensor to acquire an exclusive license for the Non-Licensed CT Compound identified in the Non-Licensed CT Compound License Notice, Licensee shall thereafter have the right, for a period of three (3) months after receipt of the Non-Licensed CT Compound License Notice (the "Negotiation Period"), to negotiate, execute and deliver a definitive agreement for the exclusive license to develop, use, offer for sale or sell such Non-Licensed CT Compound. Such time period shall be extended for an additional thirty (30) days if the parties are using their best efforts and negotiating in good faith to reach such an agreement, and have made significant progress in so doing, but cannot conclude such

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                                                    Option and License Agreement

negotiations and/or execute a definitive agreement within such Negotiation Period. In the event Licensee and Licensor do not enter into a definitive agreement for the license of the Non-Licensed CT Compound on or before the expiration of the Negotiation Period or any extension thereof, then Licensor shall have the right for a period of six (6) months after the expiration of such Period to grant to any Third Party a license to develop, use, offer for sale or sell the Non-Licensed CT Compound on terms and conditions which are, on the whole, no more favorable to such Third Party than the terms and conditions, if any, last offered by Licensee to Licensor during the Negotiation Period or any extension thereof. If Licensor and a Third Party do not enter into a definitive agreement for an exclusive license of the Non-Licensed CT Compound within the three-month period, the restrictions set forth in this Section 12.02 shall again become effective.

12.03 AMENDMENT. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by an authorized representative of both parties.

12.04 ENTIRE AGREEMENT. The parties acknowledge and agree that this Agreement, including Schedules attached hereto, constitutes the entire agreement and understanding relating to the subject matter of this Agreement. As such, with the exception of the CDA, the Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement.

12.05 SEVERABILITY. Each party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect; and if such provision cannot be so modified, it shall be severed from this Agreement and the remaining provisions shall be equitably adjusted if necessary, and shall remain in full force and effect.

12.06 WAIVER. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

12.07 NOTICES. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally,
(b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. The date the notice shall be deemed received and served shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent

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                                                    Option and License Agreement

by overnight courier. Unless otherwise specified in writing, the mailing addresses of the parties shall be as described below.

For:     Licensee                           With a copy to:
         PPD, Inc.                          PPD, Inc.
         3151 South 17th Street             3151 South 17th Street
         Wilmington, NC 28412               Wilmington, NC 28412
         Facsimile:(910) 343-5920           Facsimile: (910) 772-6951
         Attn: Chief Executive Officer      Attn: General Counsel

For:     Licensor
         Chemokine Therapeutics Corp.
         19000 MacArthur Blvd., Suite 500
         Irvine, California 92612
         Facsimile (949) 440-7998
         Attn: Hassan Salari

12.08 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the state of North Carolina, United States, excluding any choice of law rules which may direct the application of the law of any patents encompassed within the scope of this Agreement shall be determined in accordance with the applicable laws of the countries in which such patents have issued.

12.09 ASSIGNABILITY. This Agreement and the licenses and sublicenses granted herein shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided herein, neither party shall assign any benefit and/or burden under this Agreement without prior written consent of the other party, which consent shall not be unreasonably withheld. Nothing in this Section 12.09 shall be deemed to prevent Licensee from subcontracting its obligations under this Agreement to any Third Party to the extent that such subcontracting is envisioned for the activities contemplated under this Agreement. Further, Licensee shall have the right to sell, assign or transfer all or part of the Agreement to any Affiliate without the consent of Licensor.

12.10 RELEASE OF INFORMATION. No party to this Agreement may release any information to any Third Party regarding the terms of this Agreement without the prior written consent of the other Party. Without limitation, this prohibition applies to press releases, educational and scientific conferences, governmental filings, and discussions with public officials and the media. This provision, however, does not apply to (i) any publications or disclosures which may be required by law, including requests for a copy of this Agreement or related information by tax or regulatory authorities or (ii) disclosures by a party to such party's shareholders, directors, officers, investment bankers, lawyers, accountants and other professional advisors (provided such disclosure is made under strict confidentiality and subject to the provisions of this Section 12.10, is limited to the absolute minimum required by such persons, and the party making such disclosure shall be

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                                                    Option and License Agreement

responsible for any breach of confidentiality by such persons). Each party agrees that it shall fully cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either party included in any such disclosures.

12.11 RELATIONSHIP OF THE PARTIES. The parties are independent contractors and nothing in this Agreement is intended or shall be deemed to constitute or create a partnership, agency or employer-employee relationship between the Parties.

12.12 DOLLARS. All references to "dollars" hereunder are to United States dollars.

12.13 JOINTLY PREPARED. This Agreement has been prepared jointly and shall not be strictly construed against either party.

12.14 HEADINGS. The captions or headings of the Sections are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

12.16 SCHEDULES. Each Schedule attached hereto shall be incorporated into and be a part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the date set forth.

Chemokine Therapeutics Corp.            Pharmaceutical Product Development, Inc.

By:____________________________         By:_____________________________________

      Hassan Salari                             Fred N. Eshelman
      President & CEO                           Chief Executive Officer

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                                                    Option and License Agreement

                                  SCHEDULE 1.05

                                  CT COMPOUNDS

CTCE-0214 peptide and any peptides that have been derived from CTCE-0214.

Lys-Pro-Val-Ser-Leu-Ser-Tyr-Arg-Xaa(1)-Pro-Xaa(2)-Arg-Phe-Phe-Xaa(3)-Leu

-Xaa(4)-Trp-Ile-Gln-Xaa(5)-Tyr-Leu-Glu-Lys-Ala-Leu-Asn-NH(2)

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                                                    Option and License Agreement

                                  SCHEDULE 1.08

                                   CT PATENTS

1.       Canadian Patent Application Serial No. 2,305,036

2.       Canadian Patent Application Serial No. 2,335,109

3.       US Patent Application Serial No. 60/131,779

4.       US Patent Application Serial No. 60/131,809

5.       US Patent Application Serial No. 60/232425

6.       US Patent Application Serial No. 09/560,711

7.       US Patent Application Serial No. 09/561,172

8.       US Patent Application Serial No. 09/835107

9.       PCT Patent Application  No. PCT/US00/11542

10.      PCT Patent Publication  No. WO 00/66175

11.      PCT Patent Application  No. PCT/CA01/00540

12.      US Patent Application No. 60/373,629

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                                                    Option and License Agreement

                                  SCHEDULE 1.27

                     UNIVERSITY OF BRITISH COLUMBIA PATENTS

1.       US Patent Application Serial No. 60/028,680

2.       PCT Patent Publication  No. WO 98/17624

3.       European Patent Application  No. 934249

4.       Australian Patent Application No. 9749007
                                                                         Page 23